--------------------------------------------------------------------------------
                           FORM N-4, ITEM 24(b)(4.35)
         Guaranteed Benefit Employer-Sponsored TDA and Qualified Plan Multiple-Fund Group Variable Annuity with Stable Value Account Certificate
--------------------------------------------------------------------------------






AMERICAN UNITED LIFE INSURANCE COMP ANY@ a ONEAMERICA@ company


OneAmerica

CONTRACT NUMBER:

[G XX,XXX] [ABC SCHOOL DISTRICT]

CONTRACTHOLDER:

PARTICIPANT'S NAME

[JOHN DOE]

SOCIAL SECURITY NUMBER

[***-**-6789]

American United Life Insurance Company (AUL) hereby certifies that the Contractholder and AUL have entered into a Guaranteed Benefit Multiple-Fund Group Variable Annuity with Stable Value Account Contract (the Contract) in connection with the Contractholder's qualified Internal Revenue Code 401(a) Plan and/or Code 403(b) tax-deferred annuity Plan, and that AUL has created an account in your name to receive Contributions from the Contractholder for your benefit pursuant to the Contract. When used in this Certificate, Awe,@ Aus,@ or Aour@ refer to AUL.


The only parties to the Contract are the Contractholder and AUL. All rights and benefits are determined in accordance with the provisions of the Contract.

Benefits under the Contract will be paid at the Contractholder's direction.

Any amendments to, or changes in, the Contract and this Certificate will be binding and conclusive on you and your beneficiary.

This Certificate is not itself the Contract, but is a certificate of participation in the Contract.

NOTICE OF TEN DAY RIGHT TO EXAMINE CERTIFICATE

Please read this Certificate carefully. You may return the Certificate for any reason within ten days after receiving it. If returned, the Certificate is void from the beginning and any Contributions made for you will be refunded.

AMERICAN UNITED LIFE INSURANCE COMPANY@

~

[Secretary]

AUL American Series Guaranteed Benefit Employer-Sponsored TDA and Qualified Plan Multiple-Fund Group Variable Annuity with Stable Value Account [(X)(SBR)] Current Interest Credited N onpartici pating

ACCUMULATION UNITS IN AN INVESTMENT ACCOUNT UNDER THE CONTRACT MAY INCREASE OR DECREASE IN VALUE ACCORDING TO THE INVESTMENT PERFORMANCE OF THE UNDERLYING INVESTMENTS HELD BY THE INVESTMENT ACCOUNT. THE VALUE OF SUCH ASSETS AND ACCUMULATION UNITS IS NOT GUARANTEED. SECTION 4 OF THIS CERTIFICATE EXPLAINS THE V ALUA TION OF SUCH ASSE TS AND ACCUMULATION UNITS.

If you have questions concerning this Certificate, or wish to register a complaint, you may reach us by calling [1800-261-9618].

GB 1 O-C(SV A)

(SBR)

TABLE OF CONTENTS

SECTION 1 - DEFINITIONS

[3]

SECTION 2 - ADMINISTRATION OF YOUR ACCOUNT

[7]

2.1----- How Contributions Are Handled
2.2----- Transfers from Other Retirement Programs
2.3----- Reallocation of Participant Accounts
2.4----- Excess Contributions
2.5----- Transfers from Other Contracts

SECTION 3 - OPERATION OF THE STABLE VALUE ACCOUNT (SVA)

[9]

3.1----- Allocations to Your Account
3.2----- Provision of a Guaranteed Rate for the SVA
3.3----- Minimum Rate Guarantee
3.4----- Limitation on Contributions and Transfers to the SV A

SECTION 4 - VALUATION OF INVESTMENT ACCOUNTS

[10]

4.1----- Operation of Investment Accounts
4.2----- Valuation of Mutual Funds and Other Entities
4.3----- Accumulation Units
4.4----- Value of Accumulation Units
4.5----- Valuing Your Account

SECTION 5 - BENEFIT PAYMENTS AND TRANSFERS

[11]

5.1----- General Withdrawal Provisions
5.2----- Plan Benefit Payments
5.3----- Required Minimum Distributions
5.4----- Code 403(b) Rollovers
5.5----- Distributions on Plan Termination
5.6----- Transfers Between Investment Options
5.7----- Transfers to and from the SV A

SECTION 6 - ANNUITIES

[19]

6.1----- Annuity Purchases
6.2----- Annuity Options
6.3----- Determining Annuity Amount
6.4----- Proof of Age and Survival; Minimum Payments
6.5----- Annuity Certificates

SECTION 7 - OTHER CONTRACT CHARGES

[21]

7.1----- Investment Option Charge (IOC)
7.2----- Taxes 7.3----- Other Charges
7.4----- Variable Investment Plus (VIP) Credit Factor

GBIO-C(SVA)

(SBR)

SECTION 8 - CONTRACT MODIFICATIONS

8.1----- Contract Amendment
8.2----- Rates and 7 Charges
8.3----- Conformance with Law
8.4----- Addition, Deletion, or Substitution of Investments
8.5----- Our Right to Initiate Changes
8.6----- Prohibited Amendments

SECTION 9 - TERMINATION OF CONTRACT

9.1----- Termination by the Contractholder
9.2----- Payment Upon Termination by the Contractholder
9.3----- Termination by Us
9.4----- Payment Upon Termination by Us
9.5----- Indemnification Required
9.6----- Effect on Contract Obligations

SECTION 10 - GENERAL PROVISIONS

10.1----- Ownership
10.2----- Entire Contract
10.3 ----- Benefit Determinations
 10.4----- Recordkeeping Services
10.5----- Representations and Warranties
10.6----- Contractholder Representative; Misstatement of Data
10.7----- Assignment by Contractholder
10.8----- Form of Request, Notice, Instruction, or Direction
10.9----- Quarterly Statement of Your Account Value
..10---- Conformity with Law
10.11---- Gender and Number
10.12---- Facility of Payment
10.13 ---- Voting
10.14---- Acceptance of New Contributions
10.15---- Our Annual Statement
10.16---- Nonforfeitability and Nontransferability
10.17 ---- Notice of Annual Meeting of Members

TABLE OF CONTRACT CHARGES

TABLE OF GUARANTEED IMMEDIATE ANNUITIES

GB 1 O-CCSV A)

(SBR)

[
SECTION 1 - DEFINITIONS

1.1

"Account Value" for your Account or a Contractholder-Ievel account as ofa date is:

(a)

that account's balance of Code 401(a) and 403(b) funds in the Stable Value Account (SV A) on that date; plus

(b)

the value of that account's Accumulation Units attributable to Code 401(a) and 403(b) funds in each Investment Account on that date.

1.2

"Accumulation Unit" is a valuation device used to measure increases in and decreases to the value of any Investment Account.

1.3

"Annuity Commencement Date" is the first day of the month an annuity begins under the Contract. This date may not be later than the date your periodic benefits are required to commence under the Code.

1.4

"Business Day" is any day both the New Yark Stock Exchange and our Home Office are open for the general conduct of business.

1.5

"Code" means the Internal Revenue Code of 1986, as amended, and any applicable regulations or rulings thereunder.

1.6

The "First Contract Anniversary" is listed on the Contract face page. Subsequent "Contract Anniversaries" are on the same day of each subsequent year.

1.7

"Contract Quarter" is each of the four successive three-month periods in a Contract Year.

1.8

The first "Contract Year" starts on the Contract Date and ends on the day before the First Contract Anniversary. Each subsequent Contract Year starts on a Contract Anniversary and ends on the day before the next Contract Anniversary.

1.9

"Contributions" are amounts that can be allocated to Participant Accounts according to the Contractholder's instructions and that have been paid to us or transferred to the Contract from a prior AUL group annuity contract or a prior funding medium, pursuant to a Plan or Plans established by your Plan Sponsor that meet the requirements of Code 401(a) and/or 403(b). Such transferred amounts may be listed under categories other than "Contributions" on annual and quarterly reporting. [Code 403(b) Contributions may not exceed applicable Code 402(g), 403(b), 414(v), and 415 limits. The term "Contributions" does not include amounts that were the su bject of an eligible rollover distribution from another plan to the Code 403(b) Plan.]

1.10

"Contribution-Source" means each type of Contribution allowed under the Plan, including the following types of Code 403(b) Contributions:

(a)

"Elective Deferrals," which means, with respect to any taxable year, any Contribution made under a salary reduction agreement. A Contribution made under a salary reduction agreement is not treated as an Elective Deferral if, under the salary reduction agreement, the Contribution is made pursuant to a one-time irrevocable election made by you at the time of initial eligibility to participate in the agreement, or is made pursuant to a similar arrangement involving a one-time irrevocable election specified in Regulations issued under the Code.

(b)

"Employee Mandatory Contributions," which means Contributions made under a salary reduction agreement pursuant to a one-time irrevocable election made by you at the time of initial eligibility to participate in the agreement, or made pursuant to a similar arrangement

GB I O-C(SV A)

(SBR)

1.11

1.12

involving a one-time irrevocable election specified in Regulations issued under the Code.

(c)

"Employer Contributions," which means Contributions made by your employer that are not made pursuant to (a) or (b) above.

"Excess Contributions" are Contributions in excess of the applicable Code limits. The Contractholder is responsible for tracking Excess Contributions. [Code 403(b) Contributions that exceed the applicable Code 415 limits, and that the Contractholder identifies to AUL, will be accounted for separately within the Contract.]

"Guaranteed SV A Account Value" is applied pursuant to the provisions of 2.1, 5.1, 5.2, 6.1,9.2, and 9.4, and is equal to the greater of:

(1)
(2)

the SV A Account Value, or

an amount equal to the total of all Contributions, reallocations, transfers, and interest credited thereto, that are allocated to the SV A for you or the Contractholder that have not been withdrawn previously trom the SV A, at an annual effective rate of interest (credited trom the date of allocation to the SV A) equal to [the average 5-year Constant Maturity Treasury Rate reported by the Federal Reserve for the month of October of the calendar year immediately preceding each calendar year in which monies are invested in the SV A (rounded to the nearest 0.05%), minus 1.25%. This interest rate shall not be less than 1 % nor greater than 3%.]

When a partial withdrawal, partial annuitization, or any transfer is made for you under 5.2, 5.3, or 6.1, the amount described in (2) above shall be reduced proportionally (Le., both the amount described in (2) above and the SV A Account Value shall be reduced by the same percentage) to reflect such withdrawal, annuitization, or transfer if, at that time, the amount described in (2) above is less than or equal to the SV A Account Value. When such a partial withdrawal, partial annuitization, or any transfer is made for you under those Sections, the amount described in (2) above shall be reduced dollar-for-dollar to reflect such withdrawal, annuitization, or transfer if, at that time, the amount described in
(2) above is greater than the SV A Account Value.

We may elect at any time to credit to your or the Contractholder's SV A Account Value as additional earnings an amount equal to any excess by which the amount described in (2) above exceeds the SV A Account Value, even if done prior to application of the provisions of 2.1, 5.1,5.2,6.1,9.2, or 9.4.

If you have a distributable event and are less than 100% vested under the Plan, and if you receive all or a portion of your vested Account Value as a Plan benefit, your entire non-vested Account Value as of such date of withdrawal (including an amount equal to any excess by which the amount described in (2) above exceeds your SV A Account Value) shall be transferred and credited as of such date to a Contractholder-level forfeiture account in the Contract. However, if none of your vested Account Value is withdrawn to provide a benefit, an amount equal to your non-vested Account Value (including an amount equal to any excess by which the amount described in (2) above exceeds your SV A Account Value) shall only be transferred and credited to the Contractholder-level forfeiture account as of the date that a permanent break in service has occurred under the Plan. If you are rehired after terminating employment and if the Plan allows, you may repay the amount of your withdrawal into your Account and any amount that had been transferred and credited to the Contractholder-level forfeiture account will be transferred from that account and re-credited to your Account.

GB 1 O-C(SV A)

(SBR)

4


"Guaranteed Rates" are the guaranteed annual effective rates of interest we credit on a daily basis to the SV A. A Guaranteed Rate is a fixed interest rate that does not vary based on the investment experience of AUL's general account, and may be modified only prospectively, as described in 3.2.

"Home Office" is our principal office in Indianapolis, Indiana. For anything to be "received by AUL," it must be received at our Home Office.

"Investment Account" means each distinct portfolio established within our Variable Account and identified in the Table ofInvestment Accounts in the Contract. Amounts allocated to any Investment Account are invested in the shares of the corresponding Mutual Fund, Portfolio, or other entity identified in the Table ofInvestment Accounts. Our "Variable Account" is a separate account we maintain under Indiana law which is called the AUL American Unit Trust and which is registered under the Investment Company Act of 1940 as a unit investment trust. A "Competing Investment Account" is any [money market or bond Investment Account with a duration of less than 3 years], as determined solely by AUL.

"Investment Option" is the SV A, the Interest Account described in 9.2(a)(2), or any Investment Account.

"Mutual Fund" means any diversified, open-end, management company made available by us and listed in the Table ofInvestment Accounts.

"Participant" is any person participating in a Plan that has a Participant Account.

"Participant Account" is an account under the Contract for each Participant. Each ContributionSource is tracked separately within your Account. We credit Contributions to Participant Accounts and Contribution-Sources as the Contractholder directs.

"Plan" means a plan of your Plan Sponsor that is qualified under Code 401(a) or Code 403(b), for which Contributions are made to the Contract.

"Plan Sponsor" is [ABC Company].

"Portfolio" is a portfolio established within a particular Mutual Fund, as described in the Mutual Fund's current prospectus.

"Stable Value Account" or "SV A" is an Investment Option described in 3 to which Contributions may be allocated for accumulation at the Guaranteed Rates. The SV A and the Interest Account described in 9.2(a)(2) are Investment Options within our general asset account.

"Valuation Periods" start at the close of each Business Day and end at the close ofthe next Business Day.

The "Withdrawal Charge" is a percentage of the Investment Account Account Value and the SV A Account Value (or the portion of the Guaranteed SV A Account Value that is equal to the SV A Account Value) withdrawn under the Contract and a percentage ofthe amount paid out under 9.2( a) of the Contract. The Withdrawal Charge will not apply to Account Values withdrawn to provide certain benefit payments or an annuity as described in 5.2 and 6.1, respectively. The percentage varies by the [Contract Year] in which a withdrawal is made. The Withdrawal Charge percentage is as follows:

[Durine: Contract Years 1-5 6-10 Thereafter

Percentae:e 8 4 0]

GB 1 O-C(SV A)

(SBR)

In no event will the cumulative total of all Withdrawal Charges, including those previously assessed against any amount withdrawn nom your Account or a Contractholder-Ievel account, exceed [8.5%] of total Contributions allocated to that account.

1.26

Withdrawal Value" is a Participant's or Contractholder's Investment Account Account Value plus the SVA Account Value or the Guaranteed SVA Account Value (depending on whether the entire Account is withdrawn), less any Withdrawal Charge.

GBlO-C(SV A)

(SBR)

SECTION 2 - ADMINISTRATION OF YOUR ACCOUNT

2.1

How Contributions Are Handled: Contributions are credited to the appropriate Contribution-Sources within your Account as the Contractholder directs in its allocation instructions. Code 403(b) Contributions must be identified as Elective Deferrals, Employee Mandatory Contributions, or Employer Contributions. We allocate the initial Contribution to your Account by [the second Business Day after we (1) receive the initial Contribution or, if later, (2) receive all data necessary to complete the allocation (including data required to establish your Account, the amount of your Contribution, and Investment Option elections)]. Subsequent Contributions are allocated to your Account on [the Business Day we
(1) receive that Contribution or, iflater, (2) receive all data necessary to complete the allocation].

If we receive funds which cannot be allocated to your Account, those funds will be returned to the Contractholder in their entirety or, at our option, only the unallocable portion will be returned to the Contractholder, within [5] Business Days.

Notwithstanding the previous paragraph, funds received from a prior Plan provider that we cannot allocate to Participant Accounts will not be returned to the Contractholder or to such provider, but instead will be allocated to a Contractholder-Ievel account and invested in those Investment Options approved by the Contractholder. When we receive the allocation data from the prior Plan provider, such funds (plus gains/minus losses) will be transferred from the Contractholder-Ievel account to the appropriate Participant Account(s). If such funds have been allocated to the SV A, an amount equal to the Guaranteed SV A Account Value will be transferred from the Contractholder-Ievel account and credited to the appropriate Participant Account(s) on a pro rata basis.

If we can allocate a Contribution to your Account, but we have not received Investment Option elections for you, the Contribution will be credited to the following default Investment Option: [(insert chosen default Investment Ootion here)!. Subsequently received Investment Option elections for you will be used to allocate future Contributions only. We will transfer amounts previously allocated for you to such default Investment Option, plus gains or minus losses thereon, only if we are directed to make a transfer. This transfer request must be submitted in a format specifically authorized by us.

Your Account funds may be allocated to Investment Options in any increments acceptable to us. Investment Option elections remain in effect until changed by the Contractholder or its designee. A change in Investment Option elections is made by giving us new Investment Option elections.

As soon as administratively feasible following the Business Day that we receive the Contractholder's notice of intent to terminate the Contract pursuant to 9.1, but no later than [5] Business Days following the Business Day that we receive such notice, no Contributions may be credited to the SV A. If we receive Contributions that are to be credited to the SV A pursuant to Contractholder direction or Participant direction after the date that no Contributions may be credited to the SV A, such Contributions shall instead be credited to the Interest Account described in 9.2(a)(2).

2.2

Transfers from Other Retirement Programs: If permitted by the Plan and by applicable state and federal law, we may accept, or may initiate the transfer of, amounts transferred from other retirement programs. Such transferred amounts, as identified by the Contractholder, are credited as a rollover Contribution under your Account and are tracked within the Contract as required by applicable state and federal law.

Reallocation of Participant Accounts: The Contractholder may direct us to reallocate all or a portion of the Account Value of any Participant Account among other Participant Accounts. The Contractholder must certify that such reallocation is in accordance with the Plan. If a Participant's GBlO-C(SVA)
(SBR) 7

2.3

Account is reallocated or a portion paid out for the benefit of an alternate payee pursuant to a Qualified Domestic Relations Order (QDRO), prior to the division of his Account we shall credit to his Account as additional earnings an amount equal to any excess by which the amount described in 1.12(2) exceeds his SV A Account Value as of such reallocation or payment date.

2.4

Excess Contributions: Contributions may vary in amount and frequency, as determined by your Plan.

On receipt of instructions from the Contractholder, we will withdraw Excess Contributions, plus gains and minus losses, from your Account and return them to you, or as the Contractholder otherwise directs. Such instructions must state the amount to be returned and certify that such Contributions are Excess Contributions and that such return is permitted by your Plan and the Code. A return of Excess Contributions is not subject to a Withdrawal Charge.

[You are not permitted to have elective deferral contributions (within the meaning of Code 402(g)(3 made during a calendar year under the Contract, or under any other plans, contracts, or arrangements maintained by your employer, in excess ofthe dollar limitation in effect under Code 402(g)(1) and any Regulations issued thereunder for taxable years beginning in such calendar year.]

2.5

Transfers from Other Contracts: We may require amounts transferred to a Participant Account from other AUL group annuity contracts to be credited to the SV A. We will advise the Contractholder if this limitation applies before accepting such a transfer.

GB 1 O-C(SV A)

(SBR)

SECTION 3 -- OPERATION OF THE STABLE VALUE ACCOUNT (SVA)

3.1

Allocations to Your Account: We credit your Contributions to the SV A based on the information the Contractholder provides. We credit interest daily to the SVA Account Value from the date of the Contribution or transfer to the SV A to the date of withdrawal or transfer from the SV A to an Investment Account.

3.2

Provision of a Guaranteed Rate for the SV A: Each year, at least [35 days] prior to January 1, we shall declare a Guaranteed Rate for the SV A that shall apply for the subsequent calendar year. All monies in the SV A will earn interest at the Guaranteed Rate in effect. At the time we declare a Guaranteed Rate for the next year, the Contractholder shall have the option of rejecting the new rate, provided that notice of such rejection is received by us at our Home Office at least [5 days] prior to the date thatthe new Guaranteed Rate takes effect. Ifthe Contractholder rejects the new Guaranteed Rate, the Contractholder will have terminated the Contract as provided in 9.1. Until such time as SV A funds are transferred to the Interest Account pursuant to 9.2(a)(2) and are distributed using the form of payment elected by the Contractholder (as described in 9.2(a)(2, amounts invested in the SV A and in the Interest Account shall continue to earn interest at the Guaranteed Rate in effect for the SV A as ofthe Business Day that we receive notice of the Contractholder's rejection of the new Guaranteed Rate at our Home Office.

3.3

Minimum Rate Guarantee: No Guaranteed Rate may be less than an annual effective interest rate of [0%]. Thus, principal and interest accrued on all amounts invested in the SV A are guaranteed (although such amounts are subject to the Withdrawal Charge).

3.4

Limitation on Contributions and Transfers to the SV A: Except for annuity purchases as described in 6.1, we reserve the right to limit or disallow allocation of new Contributions, transfers, and loan repayments to the SV A upon [30] days notice to the Contractholder.

GB I O-C(SV A)

(SBR)

SECTION 4 - VALUATION OF INVESTMENT ACCOUNTS

4.1

Operation ofInvestment Accounts: All income, gains, or losses, realized or unrealized, fTom assets held in any Investment Account are credited to or charged against the applicable Investment Account without regard to our other income, gains, or losses. Investment Account assets are not chargeable with liabilities arising out of any other business we may conduct.

4.2

Valuation of Mutual Funds and Other Entities: The current report or prospectus for each Mutual Fund or other entity listed in the second column of the Table of Investment Accounts describes how that Mutual Fund's or other entity's assets are valued.

4.3

Accumulation Units: We credit amounts allocated to an Investment Account in Accumulation Units. The Accumulation Unit value used is the one for the Valuation Period when we allocate the amount to the Investment Account.

4.4

Value of Accumulation Units: We establish the initial Accumulation Unit value for a new Investment Account on the inception date of that Investment Account. The value of an Accumulation Unit for any later Valuation Period reflects the
4.1 income, gains, and losses and the 7.l Investment Option Charge (IOq. We determine the Accumulation Unit value before giving effect to any additions, withdrawals, or transfers in the current Valuation Period.

4.5

Valuing Your Account: We determine your Account Value in an Investment Account by multiplying the Accumulation Units in your Account by the Accumulation Unit value. The Accumulation Unit value of an Investment Account changes only on a Business Day.

GB 1O-C(SV A)

(SBR)

SECTION 5 - BENEFIT PAYMENTS AND TRANSFERS

General Withdrawal Provisions: Subject to the following provisions of this Section, and prior to notification of Contract termination (but not thereafter, subject to the provisions of 9.2), the Contractholder may direct us to withdraw all or a portion of your (1) Investment Account Account Value and (2) your SV A Account Value (or your Guaranteed SV A Account Value if your entire Account is withdrawn) pursuant to 5.2 to provide a single-sum payment to the Contractholder to pay Plan benefits.

5.1

GB 1 O-C(SV A)

[(a)

Loans are permitted under the Contract as withdrawals from your Account to the extent that your Plan Sponsor makes provision in your Plan for the availability of Plan loans satisfying the requirements of Code 72(p), and, where applicable, ERISA 408(b)(I), whereby the Plan is the lender. Additionally, hardship withdrawals, withdrawals upon attainment of age 59 Yz, and other withdrawals from your Account are permitted under the Contract to the extent that your Plan Sponsor makes provision in your Plan for such Participant benefits and your Plan Sponsor provides information necessary for AUL to provide such a withdrawal.

(b)

Code 403(b) Elective Deferrals: Amounts attributable to Code 403(b) elective deferral Contributions made pursuant to a Code 402(g)(3)(C) salary reduction agreement may be distributed to you pursuant to the provisions of the Code 403(b) Plan, provided that such distribution shall not occur until you have either attained age 59 Yz, severed employment, died, become totally disabled [as defined by Code 72(m)(7), subject to any limitations provided under your Plan], experienced a hardship [as defined by Code 403(b)(1l)(B), subjectto any limitations provided under your Plan], or a withdrawal is made to provide a Plan loan in accordance with Code 72(p). In the case ofa hardship withdrawal, any gain credited to such Contributions may not be withdrawn. These timing restrictions do not apply to Contributions (but do apply to earnings thereon) that were contributed before 1989, to withdrawals to correct Excess Contributions in accordance with the Code or other applicable Regulations or guidance, or to distributions due to Plan termination in accordance with the Code or other applicable Regulations or guidance.

(c)

Code 403(b) Non-Elective Deferrals: Any distribution of Code 403(b) Contributions other than elective deferrals described in Subsection (b) above shall not occur until you have severed employment or upon the prior occurrence of an event specified in the Code 403(b) Plan and permissible under Treasury Regulation 1.403(b)-6(b), such as the attainment of a stated age, after a fixed num ber of years of service, or disability. This restriction does not apply to withdrawals to correct Excess Contributions, distributions of after-tax employee Contributions and earnings thereon, and distributions due to Plan termination in accordance with the Code or other applicable Regulations or guidance.

(d)

Withdrawal of any amount from the Contract without there being a distributable event under your Code 403(b) Plan that is transferred directly by us pursuant to the Contractholder's or your instructions to another Code 403(b) tax-deferred annuity funding vehicle under applicable IRS rules and regulations shall be subject to application of the Withdrawal Charge pursuant to 5.2(a)(3).

(e)

If, as provided in Internal Revenue Code Regulation 1.403(b)-2T Q&A-2, the distributee of any eligible rollover distribution from the Code 403(b) Plan elects to have the distribution paid directly to an eligible retirement plan (as defined in Q&A-l

(SBR)

5.2

GB lO-C(SV A)

ofthat Section) and specifies the eligible retirement plan to which the distribution is to be paid, then the distribution shall be paid to that eligible retirement plan in a direct rollover.]

(f)

We are not responsible for determining your compliance with the requirements above. Any withdrawal request submitted by the Contractholder must include certification as to the purpose of the withdrawal. The Contractholder assumes full responsibility for determining whether any withdrawal is permitted under applicable law and under the terms ofa particular Plan. We may rely solely upon the Contractholder' s representations made in the withdrawal request.

(g)

A withdrawal request is effective, and the Investment Account Account Value, SV A Account Value, and Guaranteed SV A Account Value to be applied pursuant to 5.2 is determined, on [the Business Day that we receive a proper withdrawal request (or due proof of death, if received later)].

(h)

We will pay any cash lump-sum to the Contractholder within [7] days ITom the appropriate Business Day as determined in Subsection (g) above, except as we may be permitted to defer such payment of amounts withdrawn ITom the Variable Account in accordance with appropriate provisions of the federal securities laws. We reserve the right to defer the payment of amounts withdrawn ITom the SVA under this 5 fora period of up to [6 months] after we receive the withdrawal request.

Plan Benefit Payments: The Contractholder will advise us of any person for whom a payment is due under the Plan, including the nature and amount of such payment, before the date such payment is due or as soon thereafter as is practicable.

(a)

Subject to the limitations provided in 5. I and Subsection (b) below, prior to notification of Contract termination (but not thereafter, subject to the provisions of 9.2), the Contractholder may direct us to withdraw all or a portion of your Account to provide a single-sum payment to the Contractholder to pay:

[(1)

Plan benefits for retirement, death, disability, hardships, loans, required minimum distribution benefits pursuant to Code 401(a)(9), or, for Code 403(b) plans or profit-sharing plans, benefits after age 59 1/2 or as otherwise allowed by the Code (provided that such benefits after age 59 Yz or as otherwise allowed by the Code are paid in a taxable distribution to you). Such a withdrawal is not subject to a Withdrawal Charge.

(2)

Plan benefits for termination of employment. Such a withdrawal is not subject to a Withdrawal Charge, with the following exceptions:

(A)

Any such payment requested for you if you terminate employment on or after the date the Contractholder's Plan is terminated is subject to a Withdrawal Charge.

(B)

Any such payment requested for you if your termination of employment is part of a partial Plan termination under IRS guidelines is subject to a Withdrawal Charge.

(C)

Even if there is no full or partial Plan termination under paragraphs (A) and
(B) above, any such termination of employment payments (SBR) 12

-------__--_n u. -un------ _n - ------ u_--

during the Contract Year (or, at our option, during the 365-day period preceding our receipt of a termination of em ployment benefit payment request) which exceed 20% of the aggregate Account Value of all Participant Accounts determined as of the first day of the Contract Year (or the first day of the 365-day period) are subject to a Withdrawal Charge.

(D)

Any such payment requested for you if you terminate employment on or after the date your Plan Sponsor files for protection under federal bankruptcy law, is deemed insolvent, dissolves, closes, or shuts down its business, or ceases operations is subject to a Withdrawal Charge.

(3)

Plan benefits not otherwise listed in paragraphs (I) and (2) above. Such a withdrawal is subject to a Withdrawal Charge.]

(b)

Regarding death benefits specifically, notwithstanding the provisions of 9, upon receipt trom the Contractholder of instructions and of due proof of your death (and, if applicable, your beneficiary's death) prior to the date your Account is closed, we will apply your Investment Account Account Value and your SV A Account Value (or your Guaranteed SV A Account Value if your entire Account is withdrawn), minus any charges described in 7 that are not included in the Accumulation Unit value, for the purpose of providing a death benefit under your Plan. The death benefit will be paid to your beneficiary according to the method of payment elected by your beneficiary (unless you previously elected such method of payment). If your beneficiary elects not to take a distribution and an account for him or her is maintained under the Contract, the Guaranteed SV A Account Value transferred to your beneficiary's account will continue to be maintained for him or her until your beneficiary elects to take a distribution, at which time your beneficiary's SV A Account Value (or your beneficiary's Guaranteed SV A Account Value ifhis or her entire Account is withdrawn) as well as your beneficiary's Investment Account Account Value will be used to provide such payment. If your beneficiary elects to take a distribution, it shall be treated as a Plan benefit distribution not subject to a Withdrawal Charge pursuant to 5.2(a)(I). Your beneficiary may also designate a beneficiary.

(c)

Under Subsection (a)(2) (A), (B), (C), and (D) and under (a)(3) above, if the entire Investment Account Account Value and Guaranteed SV A Account Value is withdrawn, the amount paid equals the Withdrawal Value minus any charges described in 7 which are not included in the Accumulation Unit value. If a portion of the Investment Account Account Value and SV A Account Value is withdrawn, the Investment Account Account Value and SV A Account Value is reduced by an amount sufficient to make the payment requested and to cover the Withdrawal Charge and any charges described in 7 that are not included in the Accumulation Unit value, subject to the provisions of 1.12.

As soon as administratively feasible following the Business Day that we receive the Contractholder's notice of intent to terminate the Contract pursuant to 9.l, but no later than [5] Business Days following the Business Day that we receive such notice, the above-described Plan benefits shall not be paid under this Section, but instead amounts shall be paid under the provisions of 9.

[5.3

Required Minimum Distributions: The Contract shall comply with the minimum distribution provisions of your Plan, but in no event shall the Contract fail to comply with the requirements of Code 401(a)(9) and the regulations issued thereunder, including, but not limited to, the incidental benefit requirements specified in Code 401(a)(9)(G) and Q&A-2 of1.401(a)(9)-6, as made applicable by Code 403(b)(lO) to the Code 403(b) Plan. For purposes ofapplying GB lO-C(SV A)
(SBR) 13

the distribution rules of Code 401(a)(9), distributions of Code 403(b) amounts shall be made in accordance with the provisions of 1.408-8 of the Treasury Regulations, except as provided in 1.403(b)-6(e) ofthe Treasury Regulations. Accordingly, the provisions of (a), (b), and (c) below shall apply:

(a)

(b)

GB 1 O-C(SV A)

Code 403(b) Required Minimum Distributions Prior to Your Death:

(1)

Notwithstanding any provision of the Contract to the contrary, the distribution of your post-1986 Code 403(b) interest in the Contract (amounts accruing after 1986, including post-1986 earnings on pre-1987 accrued amounts, minus any charges described in 7 that are not included in the Accumulation Unit value) will be made in accordance with the requirements of Code 403(b )(10) and 401(a)(9) and the Regulations issued thereunder. If distributions are not made in the form of an annuity on an irrevocable basis (except for acceleration), then distribution of your post-1986 Code 403(b) interest in the Contract [as determined under (b)(3) below] must satisfy the requirements of Code 403(b)(10) and 401(a)(9) and the regulations issued thereunder as applicable to an account, rather than the requirements of (a)(2), (3), and (4) below and (b) below applicable to an annuity.

(2)

Your entire post-1986 Code 403(b) interest will begin to be distributed no later than the first day of April following the later ofthe calendar year in which you attain age 70 Y2 or the calendar year in which you retire from employment with the employer maintaining the Code 403(b) Plan (the "required beginning date") over (a) your life or the lives of you and your designated beneficiary or (b) a period certain not extending beyond your life expectancy or the joint and last survivor expectancy of you and your designated beneficiary. However, if the Contract is not part of a governmental plan or church plan, the "required beginning date" if you are a 5% owner is the first day of April of the calendar year following the calendar year in which you attain age 70 Y2. Payments will be made in periodic payments at intervals of no longer than 1 year, and must be either nonincreasing or they may increase only as provided in Q&As-l and -4 of 1.401(a)(9)-6 of the Treasury Regulations. In addition, any distribution of Code 403(b) amounts accruing pre-1987 or post-1986 must satisfy the incidental benefit requirements specified in Code 401(a)(9)(G) and Q&A-2 of Treasury Regulation 1.401(a)(9)-6.

(3)

The distribution periods described in (a)(2) above cannot exceed the periods specified in Treasury Regulation 1.401(a)(9)-6.

(4)

The first required payment can be made as late as the "required beginning date," and must be the payment that is required for one payment interval. The second payment need not be made until the end of the next payment interval.

Code 403(b) Required Minimum Distributions After Your Death:

(1)

If you die before your Annuity Commencement Date, your entire post-1986 Code 403(b) interest [as defined in (a)(I) above] will be distributed at least as rapidly as follows:

(SBR)

GBI0-C(SVA)

(A)

In a single sum or other method not provided in (B) below; provided, however, that your entire interest must be paid on or before December 31 of the calendar year which contains the fifth anniversary of your death, or

(B)

as an annuity in accordance with the Annuity Options shown in 6.2 over a period not to exceed the life or life expectancy of your beneficiary.

(i)

If your designated beneficiary is not your surviving spouse, your entire interest will be distributed, beginning no later than December 31 of the calendar year following the calendar year in which you died, over the remaining life expectancy of your designated beneficiary. Such life expectancy is determined using the age of your beneficiary as of his or her birthday in the year following the year of your death or, if elected, in accordance with (b )(1 )(B)(iii) below.

(ii)

If your sole designated beneficiary is your surviving spouse, your entire interest will be distributed, beginning no later than December 31 ofthe calendar year following the calendar year in which you died (or by December 31 ofthe calendar year in which you would have attained age 70 Yz, if later), over your spouse's life, or, if elected, in accordance with (b)(I)(B)(iii) below. If your surviving spouse dies before required distributions commence to him or her, the remaining interest will be distributed, beginning on or before December 31 ofthe calendar year immediately following the calendar year in which your spouse died, over your spouse's designated beneficiary's remaining life expectancy determined using such beneficiary's age as of his or her birthday in the year following the death of your spouse or, if elected, will be distributed in accordance with
(b)(I)(B)(iii) below. If your surviving spouse dies after required distributions commence to him or her, any remaining interest will continue to be distributed under the payment option chosen.

(iii)

If there is no designated beneficiary, your designated beneficiary is not an individual, or if applicable by operation of (b )(1 )(B)(i) or (ii) above, your entire interest will be distributed no later than December 31 ofthe calendar year containing the fifth anniversary of your death (or of your spouse's death in the case of your surviving spouse's death before distributions are required to begin under (b)(I)(B)(ii) above).

(iv)

Life expectancy is determined using the Single Life Table in Q&A-l of Treasury Regulation 1.401(a)(9)-9. Ifdistributions are being made to your surviving spouse as your sole designated beneficiary, your spouse's remaining life expectancy for a year is the number in the Single Life Table corresponding to your spouse's age in the year. In all other cases, remaining life expectancy for a year is the num ber in the Single Life Table corresponding to your beneficiary's age in the year specified in

(SBR)

(c)

(b)(I)(B)(i) or (ii) above and reduced by 1 for each subsequent year.

(2)

If you die on or after your Annuity Commencement Date, any interest remaining under the benefit payment option selected will continue to be distributed under that benefit payment option and will be paid at least as rapidly as prior to your death.

(3)

Your "interest" includes the amount of any outstanding rollover or transfer and the actuarial value of any other benefits provided under the Contract, such as guaranteed death benefits, if any.

(4)

For purposes of (b)(1) and (2) above, required distributions are considered to commence on your required beginning date or, if applicable, on the date distributions are required to begin to your surviving spouse under (b )(1 )(B)(ii) above. However, if distributions start prior to the applicable date in the preceding sentence, on an irrevocable basis (except for acceleration) under an annuity Contract meeting the requirements of Treasury Regulation 1.401(a)(9)-6, then required distributions are considered to commence on the annuity starting date.

Application to Multiple Contracts: To the extent permitted by Treasury Regulation 1.403(b)-6(e)(7), the required minimum distribution from one Code 403(b) contract of yours may be distributed from another Code 403(b) contract of yours in order to satisfy Code 401(a)(9). You shall in such event be responsible for the satisfaction of Code 401(a)(9).]

[5.4

Code 403(b) Rollovers: A distributee may elect to have any portion of an eligible rollover distribution from the Code 403(b) Plan paid directly to an eligible retirement plan specified by the distributee in a direct rollover. For this purpose, the following definitions and rules apply:

GB 1 O-C(SV A)

(a)

(b)

Eligible Rollover Distribution: An eligible rollover distribution of all or any portion of the balance to the credit ofthe distributee, except that an eligible rollover distribution does not include: any distribution that is one of a series of substantially equal periodic payments (not less frequently than annually) made for the life (or life expectancy) ofthe distributee or the joint lives (or joint life expectancies) of the distributee and the distributee's designated beneficiary, or for a specified period often years or more; any distribution to the extent such distribution is required under Code 401(a)(9) as made applicable by Code 403(b)(10); any distribution made upon the hardship of the employee; and any other amounts designated in applicable federal tax guidance. The term "eligible rollover distribution" shall not include the portion of any distribution that is not includible in gross income except to the extent that such amount is paid directly to an eligible retirement plan that is an individual retirement account described in Code 408(a), an individual retirement annuity described in Code 408(b), or an annuity described in Code 403(b) or qualified trust described in Code 401(a) and such annuity or trust agrees to separately account for such amounts so transferred, including separately accounting for the portion of such distribution that is includible in gross income and the portion that is not so includible.

Eligible Retirement Plan: An eligible retirement plan is an individual retirement account described in Code 408(a), an individual retirement annuity described in Code 408(b), an annuity plan described in Code 403(a) or 403(b), a qualified trust

(SBR)

[5.5

5.6

5.7

described in Code 401(a), or an eligible deferred compensation plan described in Code 457(b) which is maintained by an eligible governmental employer described in Code 457(e)(I)(A), that accepts the distributee's eligible rollover distribution.

(c)

Distributee: You are a distributee whether you are an employee or former employee. In addition, your spouse or former spouse who is the alternate payee under a qualified domestic relations order, as defined in Code 414(p), is a distributee with regard to his or her interest.

(d)

Nonspouse Beneficiary: To the extent permitted by Code 402(c)(1l) and applicable federal tax guidance issued thereunder, a direct trustee-to-trustee transfer may be made to an individual retirement account described in Code 408(a) or an individual retirement annuity described in Code 408(b) of an individual who is your designated beneficiary but who is not your surviving spouse if such transfer would be an eligible rollover distribution but for the fact that the distribution is not being made to you or your surviving spouse.

(e)

Direct Rollover: A direct rollover is a payment by the Plan to the eligible retirement plan specified by the distributee.]

Distributions on Plan Termination: With regard to amounts attributable to Code 403(b) Contributions made pursuant to a Code 402(g)(3)(C) salary reduction agreement, termination of the Code 403(b) Plan and distribution of such accumulated amounts pursuant to the provisions of your Plan are permitted only if your Plan Sponsor [taking into account all entities that are treated as the same employer under Code 414(b), (c), (m), or (0) on the date of the termination] does not make contributions to any Code 403(b) contract that is not part of your Plan during the period beginning on the date of Plan termination and ending 12 months after distribution of all assets from the terminated Plan. However, if at all times during the period beginning 12 months before the termination and ending 12 months after distribution of all assets from the terminated Plan, fewer than 2% ofthe employees who were eligible under the Code 403(b) Plan as of the date of Plan termination are eligible under the alternative Code 403(b) contract, the alternative Code 403(b) contract is disregarded.]

Transfers Between Investment Options: The Contractholder may direct us to transfer your Investment Account Account Value and SV A Account Value between Investment Options, or to initiate Participant-directed transfers between Investment Options. A transfer is deemed "Participantdirected" only if it reflects your investment choice, free of any suggestion or influence by the Contractholder, your Plan Sponsor, or any fiduciary or other party to the administration or management of your Plan (with the exception of any investment advice rendered by a third -party provider for whom an Investment Advice Provider Fee is earned under the Table of Contract Charges). A transfer that is not "Participant-directed" is Contractholder-directed and is subject to 5.7(b). Transfers are effective on [the Business Day that we receive the transfer direction]. Transfer directions for your Account may be made daily on any Business Day. We will make the transfer as requested within [7] days from the date we receive the request, except as we may be permitted to defer the transfer of amounts withdrawn from the Variable Account in accordance with appropriate provisions of the federal securities laws. We reserve the right to defer a transfer of amounts from the SV A for a period of up to [6 months] after we receive the transfer request.

Transfers to and from the SV A:

(a)

As soon as administratively feasible following the Business Day that we receive the Contractholder's notice of intent to terminate the Contract pursuant to 9.1, but no later than

GBI0-C(SVA)

(SBR)

(b)

GB 1 O-C(SV A)

[5] Business Days following the Business Day that we receive such notice, no transfers from the SV A may be made.

Contractholder-directed transfers to and from the SV A are subject to our approval.

(SBR)

6.4

SECTION 6 - ANNUITIES

6.1

Annuity Purchases: Prior to notification of Contract tennination (but not thereafter, subject to the provisions of 9), the Contractholder may withdraw all or a portion of your Investment Account Account Value and SVA Account Value (or your Guaranteed SVA Account Value if your entire Account is withdrawn) to provide a Plan benefit in the fonn of an annuity. Such a withdrawal is not subject to a Withdrawal Charge. On the date we receive an annuity purchase request, we transfer the amount requested to the SV A if it is an available Investment Option, otherwise to the default Investment Option listed in 2.1. Such amounts remain in the SV A or the default Investment Option until your Investment Account Account Value and SVA Account Value (or Guaranteed SVA Account Value if your entire Account is withdrawn) of such requested amounts (reflecting gains and losses) is applied to purchase the annuity on [the last day of the month preceding the Annuity Commencement Date.) As of that annuity purchase date, those funds are no longer maintained in the Contract.

     The Contractholder's annuity purchase request must specify the purpose for the annuity, the election of an annuity option, Annuity Commencement Date, any contingent annuitant or beneficiary, and any additional infonnation we require. If you or any contingent annuitant dies before the Annuity Commencement Date, the annuity election is cancelled.

The minimum amount that the Contractholder may apply to purchase an annuity is [the lesser of $10,000 or your entire Investment Account Account Value plus your Guaranteed SV A Account Value).

As soon as administratively feasible following the Business Day that we receive the Contractholder's notice of intent to tenninate the Contract pursuant to 9.1, but no later than [5) Business Days following the Business Day that we receive such notice, Plan benefits payable in the fonn of an annuity shall not be paid under this Section, but instead amounts shall be paid under the provisions of 9.

6.2

     Annuity Options: The Contractholder may elect any optional fonn of annuity we offer at the time of purchase. Available annuity options always include:
     .

(a)

(b)

Life Annuity. A monthly annuity is payable as long as the annuitant lives.

Survivorship Annuity. A monthly annuity is payable as long as the annuitant lives. After the annuitant's death, all or a portion of the monthly annuity is paid to the contingent annuitant as long as the contingent annuitant lives.

(c)

10- Y ear Certain and Life Annuity. A monthly annuity is payable to the annuitant for as long as the annuitant lives. If the annuitant dies before receiving payments for the I O-year certain period, any remaining payments for the balance of the I O-year certain period are paid to the annuitant's beneficiary.

If a certain period annuity is available, the certain period may not extend beyond your life expectancy or the joint life expectancy of you and your contingent annuitant, as detennined on the Annuity Commencement Date.

6.3

Detennining Annuity Amount: We compute the annuity amount using the factors reflected in the Table of Guaranteed Immediate Annuities attached to the Contract. However, if our current single premium, nonparticipating, immediate annuity rates for this class of group annuity contracts produce a higher monthly annuity than the Table of Guaranteed Immediate Annuities, then that more favorable annuity rate is applied.

     Proof of Age and Survival; Minimum Payments: We may require proof of any annuitant's or contingent annuitant's date of birth before commencing payments under any annuity. We may also require proof that an annuitant or contingent annuitant is living before making any annuity payment. If a monthly annuity is less than our current established minimum payment, we may make payments on a less-frequent basis.

GBIO-C(SVA)

(SBR)

6.5

Annuity Certificates: We issue to each person for whom an annuity is purchased a certificate setting forth the annuity's amount and terms.

GBIO-C(SV A)

(SBR)

SECTION 7 - OTHER CONTRACT CHARGES

7.1

Investment Option Charge (IOC): Under 4.4, the Accumulation Unit values of all Investment Accounts reflect the daily equivalent of an IOC expressed as an annual percentage.

The IOC for an Investment Account is applied directly against the Investment Account and is equal to the sum of ''x'' + "y" where:

"x" =

a current charge for the investment advisory fees and for the operational, organizational, and other expenses of the corresponding Mutual Fund, Portfolio, or other entity in which the Investment Account invests. Periodically, for a given Investment Account, ''x'' will change to reflect changes in the related expenses and other factors. Any change in ''x'' for an Investment Account will be effective without prior written notice. It is the Mutual Fund, Portfolio, or other entity that collects this charge, not AUL. Copies of the prospectuses or reports of the Mutual Fund, Portfolio, or other entity are available for review.

"y" =

a current combined mortality risk charge and expense risk charge of [1.25%].

7.2

Taxes: We may deduct charges equal to any premium tax we incur from the balance applied to purchase an annuity or at such other time as premium taxes are incurred by AUL. We may also deduct from Investment Accounts reasonable charges for federal, state, or local income taxes we incur that are attributable to such Investment Accounts.

7.3

Other Charges:

(a)

We apply those charges listed in the Table of Contract Charges.

(b)

Charges due AUL for which your Plan is responsible, and to which your Plan Sponsor and the Contractholder have otherwise agreed in writing, which are unpaid [60 days] after the payment due date, will be deducted from Participant Accounts on a pro-rata basis. These charges may include, but are not limited to, Participant statement mailing fees, Form 5500 fees, administrative fees, data reconciliation and reconstruction fees, commissions, and Contract application/installation fees for a takeover Plan. Your Plan Sponsor must pay any charges for which it (not the Plan) is responsible, and to which it has otherwise agreed in writing. These charges include Contract application/installation fees for a new Plan.

7.4

Variable Investment Plus (VIP) Credit Factor: We determine a VIP credit factor each month by multiplying the portions of the aggregate month-end Account Value in all Investment Accounts by the monthly equivalent ofthe corresponding annual VIP credit factors in the table below. The sum of these products is divided by the aggregate month-end Account Value in all Investment Accounts. We multiply the resulting percentage by your month-end Account Value in each Investment Account, and add the resulting amount to your Account Value for that Investment Account.

[A!!!!re!!ate Month-End Account Value allocated to Investment Accounts $0-$249,999 $250,000-$999,999 $1,000,000-$1,999,999 $2,000,000-$2,999,999
$3,000,000-$4,999,999 Over $5,000,000

Annual VIP Credit Factors 0.00% 0.60% 0.65% 0.75% 0.85% 0.95% ]

GBIO-C(SVA)

(SBR)

The VIP Credit Factor may be reduced by an annual charge percentage equal to the current fixed dollar charge for expenses the Contractholder has selected and agreed to in the Contractholder's AUL administrative services agreement divided by the aggregate period-end Account Value in all Investment Accounts. Period-end will be month-end. Alternatively, at our option and upon [30] days notice to the Contractholder prior to the beginning of the next calendar quarter, we may use the aggregate calendar quarter-end Account Value in all Investment Accounts to calculate this charge. We also reserve the right to revert to a month-end calculation upon [30] days notice to the Contractholder prior to the beginning of the month in which the change is to be effective. Such charge percentage may not reduce the VIP Credit Factor below 0%.

I I I I I I I

GB I O-C(SV A)

(SBR)

SECTION 8 - CONTRACT MODIFICATIONS

8.1

Contract Amendment: The Contractholder and we may agree to any change or amendment to the Contract without the consent of any other person or entity. The Contract cannot be modified or amended, nor can any provision or condition be waived, except by written authorization of a corporate officer of AUL.

8.2

Rates and 7 Charges: We may announce new Guaranteed Rates, as described in 3.2. We may also modify the charge levels in 7 (but may not exceed the maximum charge levels listed in the Table of Contract Charges) using the procedures of 8.5.

8.3

Conformance with Law: We may amend the Contract at any time, without the Contractholder's consent, or that of any other person or entity, if the amendment is reasonably needed to comply with, or give the Contractholder or you the benefit of, any provisions of federal or state laws. Any such Contract amendment will be delivered to the Contractholder prior to its effective date.

8.4

Addition, Deletion, or Substitution ofInvestments:

(a)

We reserve the right, subject to compliance with applicable law, to make additions to, deletions from, substitution for, or combinations of, the securities that are held by any Investment Account or that any Investment Account may purchase. We reserve the right to eliminate the shares of any of the eligible Mutual Funds, Portfolios, or other entities and to substitute shares of, or interests in, another Mutual Fund, Portfolio, or another investment vehicle, for shares already purchased or to be purchased in the future under the Contract, if the shares of any or all eligible Mutual Funds, Portfolios, or other entities are no longer available for investment or if further investment in any or all eligible Mutual Funds, Portfolios, or other entities becomes inappropriate in view of the purposes of the Contract. Where required under applicable law, we will not substitute any shares attributable to the Contractholder's interest in any Investment Account without notice, the Contractholder's approval or your approval, or prior approval of the Securities and Exchange Commission or a state insurance commissioner, and without following the filing or other procedures established by applicable state insurance regulators.

Nothing contained herein will prevent the Variable Account from purchasing other securities for other series or classes of contracts, or from effecting a conversion between series or classes of contracts on the basis of requests made by a majority of other contractholders or as permitted by federal law.

(b)

We reserve the right to establish additional Investment Accounts, each of which would invest in the corresponding Mutual Fund, Portfolio, or other entity, or in other securities or investment vehicles. We reserve the right to eliminate or combine existing Investment Accounts if marketing, tax, or investment conditions warrant. We reserve the right to provide other Investment Options under the Contract at any time. Subj ect to any required regulatory approvals, we reserve the right to transfer assets from any Investment Account to another separate account of AUL or Investment Account.

(c)

In the event of any such substitution or change, we may, by appropriate amendment, make such changes in the Contract and this Certificate as may be necessary or appropriate to reflect such substitution or change. Any transfer request or Investment Option election received on or after the effective date of such substitution or change that reflects the previous Investment Option that has been substituted or changed will be transacted using the new

GBIO-C(SVA)

(SBR)
substituted or changed Investment Option. If deemed by us to be in the best interests of persons or entities having voting rights under the Contract, the Variable Account may be operated as a management investment company under the Investment Company Act of 1940 or any other form permitted by law, it may be deregistered in the event such registration is no longer required under the Investment Company Act of 1940, or it may be combined with other separate accounts of AUL or an affiliate thereof. We may take such action as is necessary to comply with, or to obtain, exemptions ITom the Securities and Exchange Commission with regard to the Variable Account. Subject to compliance with applicable law, we also may combine one or more Investment Accounts and may establish a committee, board, or other group to manage one or more aspects of the Investment Accounts.

8.5

Our Right to Initiate Changes: In addition to those amendments permitted by 8.2, 8.3, and 8.4, we may initiate an additional provision or modification of any other provision of the Contract (except for those prohibited amendments listed in 8.6) by giving the Contractholder [60] days notice of such modification. Any such modification is effective without the Contractholder's affirmative assent.

8.6

Prohibited Amendments:

(a)

Notwithstanding our right to initiate changes under 8.5, we may not initiate changes to the method of calculating the Guaranteed SV A Account Value as set out in 1.12, our obligation to set Guaranteed Rates for the period of time specified in 3.2, the payment provisions upon Contract termination specified in 9.2, or the maximum charge levels listed in the Table of Contract Charges. We may not modify the Table of Guaranteed Immediate Annuities more often than once every 5 years, and such modified Table will only apply to those individuals who became Participants on or after the effective date of such modification.

(b)

No modification to the Contract may change the terms of a previously purchased annuity or reduce any interest guarantee applicable to your Account balances held in the SV A on the modification's effective date.

GB 1 O-C(SV A)

(SBR)

SECTION 9 - TERMINATION OF CONTRACT

Termination by the Contractholder: The Contractholder may terminate the Contract by giving us notice and electing a form of payment described in 9.2. The Contractholder's rejection of a new Guaranteed Rate declared for the SV A pursuant to 3.2 shall constitute notice of its termination of the Contract, provided that notice of such rejection is received by us at our Home Office at least [5 days] prior to the date that the new Guaranteed Rate takes effect. The contract termination effective date is [the Business Day that we receive the Contractholder's notice at our Home Office].

9.1

9.2

Payment Upon Termination by the Contractholder: Ifthe Contractholder terminates the Contract, the Contractholder may elect the following options:

(a)

(b)

(I)

We pay the Contractholder the aggregate Investment Account Withdrawal Value of all Participant Accounts and Contractholder-Ievel accounts in a lump-sum. Such Withdrawal Value will be determined on the termination effective date and paid within [7] days uom the termination effective date, except as we may be permitted to defer payment in accordance with appropriate provisions of the federal securities laws.

(2)

The Guaranteed SV A Account Value for a Participant or the Contractholder as determined on the termination effective date shall be transferred as of that date uom the SV A to an Interest Account within our general asset account within [7] days uom the termination effective date. (Amounts may be credited to this Interest Account only as described in this Subsection (a)(2).) All amounts accumulated in this Interest Account shall continue to earn interest in a specific calendar year at the Guaranteed Rate in effect for the SV A as of the contract termination effective date, but such interest shall never be less than [the average 5-year Constant Maturity Treasury Rate reported by the Federal Reserve for the month of October ofthe calendar year immediately preceding such specific calendar year (rounded to the nearest 0.05%), minus 1.25%. This minimum guaranteed interest rate shall not be less than 1 % nor greater than 3%.]

Amounts accumulated in this Interest Account, subject to a Withdrawal Charge, shall be paid out [365 days] following the contract termination effective date. [Only Plan benefit distributions that are paid pursuant to 6.1, and Plan benefit distributions that are paid pursuant to 5.2 for retirement, death, disability, termination of employment, and Code 401(a)(9) required minimum distributions that are not subject to a Withdrawal Charge, shall continue to be made during this 365-day period.] Provided that both you and we agree, an earlier payout within this [365-day] period may be arranged.

Transfer to Another Contract: The Contractholder may permit you to transfer your Investment Account Account Value and your Guaranteed SV A Account Value to any group annuity contract that has a withdrawal charge that we may make available. The Contractholder may permit you to transfer your Investment Account Account Value and your Guaranteed SV A Account Value, subject to a Withdrawal Charge, to any group annuity contract that does not have a withdrawal charge that we may make available. Any such amounts are transferred on the Contract termination effective date. Monies in the SV A can be transferred to such group annuity contract, subject to the same limitations as described in Subsection (a)(2) above.

As soon as administratively feasible following the Business Day that we receive the Contractholder's notice ofintent to terminate the Contract, but no later than [5] Business Days following the Business Day that we receive such notice, no Contributions may be credited to the SV A pursuant to 2.1, and no transfers to or uom the SV A may be made pursuantto 5.7. GB I O-C(SV A) (SBR)

9.3

Termination by Us: We have the right, subject to applicable state law, to terminate any Participant Account established under the Contract at any time during the Contract Year if the Account Value of the Participant Account is less than [$200 ] for the first Contract Year in which a Contribution is made for the Participant, and [$400] for any subsequent Contract Year, and at least [6 months] have elapsed since the last previous Contribution to the Contract. If we elect to terminate a Participant Account, the termination will be effective on the date [6 months] following the date we give notice to the Contractholder and the Participant that his Account is to be terminated, provided that any Contributions made during the [6-month] period are insufficient to raise the Account Value up to the minimum level.

9.4

Payment Upon Termination by Us: As of the effective date of termination of a Participant Account by us, we may elect to have a single sum equal to the Investment Account Account Value and the Guaranteed SV A Account Value of the Participant Account on the effective date oftermination paid to the Contractholder within [7] days from that date. Any such payment is in full settlement of the Participant Account under the Contract and in lieu of any other payment under its terms.

9.5

Indemnification Required: Payments or transfers under 9.2 are in full settlement of our obligations under the Contract. Prior to making such payments or transfers under 9.2, we may require the Contractholder and your Plan Sponsor to indemnify and hold us harmless from any and all losses, claims, or demands that may later be asserted against us in connection with the making of such payment or transfer.

9.6

Effect on Contract Obligations: Any annuities purchased prior to notification of Contract termination are unaffected by a termination. We may refuse further Contributions at any time after a termination notice has been given. If we have been providing Plan and/or Participant recordkeeping services, such services stop on the termination effective date, we cease to maintain individual Participant Accounts under the Contract and cease to provide quarterly statements of Account Value, and any administrative services agreement between the Contractholder and us regarding the Contractholder's Plan and/or the Contract is thereby terminated. The Contract terminates automatically if no amounts remain in either the SV A or any Investment Account.

GBlO-C(SVA)

(SBR)

10.4

10.5

SECTION 10 - GENERAL PROVISIONS

10.1

Ownership: The Contractholder owns the Contract. No other person or entity has any right, title, or interest in the Contract or to amounts received or credited under it until the Contractholder makes such amounts available to them. All amounts received or credited under the Contract become our property. Weare obligated to make only the payments or distributions specified in the Contract.

10.2

Entire Contract: The Contract and the Contractholder's application constitute the entire agreement between the Contractholder and us. We are not a party to, nor bound by, a Plan, trust, custodial agreement, or other agreement, or any amendment or modification to any of the same. We are not a fiduciary under the Contract or under any such Plan, trust, custodial agreement, or other agreement.

10.3

Benefit Determinations: The Contractholder will furnish us whatever information is necessary to establish the eligibility for and amount of annuity or other benefit due. We rely solely on the Contractholder's instructions and certifications with respect to Participant benefits. The Contractholder is fully responsible for determining:

(a)

whether benefit payments are permitted under applicable law and the Plan and

(b)

the existence or amount of Excess Contributions (plus gains or minus losses thereon), or that returns of Excess Contributions are permitted by the Plan and the Code.

We may rely on the Contractholder's or its designee's statements or representations in honoring any benefit payment request.

We require that you execute and submit to us an affidavit that we prepare in order that we may process your benefit payable under the Contract if the Contractholder, your Plan Sponsor, the Plan Trustee, and the Plan Administrator are no longer in existence at the time we receive your benefit payment request.

Recordkeeping Services: We generally provide Plan recordkeeping services when all of a Plan's funds are held under the Contract. We decline to provide Plan recordkeeping services if the Contractholder elects to allocate Plan funds to investments other than the Contract, or if the Plan's recordkeeping practices, in our judgment, impose an administrative or financial burden on us. Ifwe cease to provide Plan recordkeeping for any reason, we cease to maintain individual Participant Accounts under the Contract and cease to provide quarterly statements of Account Value, and any administrative services agreement between the Contractholder and us regarding the Contractholder's Plan and/or the Contract is thereby terminated.

Representations and Warranties: The Contractholder and we mutually represent and warrant, each to the other, that each is fully authorized to enter into the Contract and that the Contract is a valid and binding obligation and that the execution of the Contract does not violate any law, regulation, judgment, or order by which the representing party is bound. In addition, the Contractholder represents and warrants to us that:

(a)

its Code 401(a) Plan and its Code 403(b) Plan meet the requirements of Co de 40 I (a) and Code 403(b), respectively;

(b)

the execution of the Contract has been authorized by the Plan fiduciary responsible for Plan investment decisions; and

GBIO-C(SVA)

(SBR)

10.6

10.7

10.8

10.9

10.10

10.11

10.12

10.13

(c)

the execution or performance of the Contract does not violate any Plan provision or any law, regulation, judgment, or order by which the Plan is bound.

We do not make any representation or warranty regarding the federal, state, or local tax status of the Contract, your Account, or any transaction involving the Contract.

Contractholder Representative; Misstatement of Data: The Contractholder may designate a representative to act on its behalf under the Contract or to receive any payment made pursuant to the Contract. We may rely on any information the Contractholder, its designee, or you furnish. We need not inquire as to the accuracy or completeness of such information. If any essential data pertaining to any person has been omitted or misstated, including, but not limited to, a misstatement of an annuitant's or contingent annuitant's age, we will make an equitable adjustment to provide the annuity or other benefit determined using correct data.

Assignment by Contractholder: The Contractholder may assign its interest in Code 401(a) funds held in the Contract by filing the original or a duplicate of the assignment with us. Weare not responsible for the validity of an assignment.

Form of Request, Notice, Instruction, or Direction: When reference is made to the Contractholder, its designee, or you making a request or giving notice, instruction, or direction, such request, notice, instruction, or direction must be in writing, or in a form otherwise acceptable to us, and is effective when we receive it.

Quarterly Statement of Your Account Value: Reasonably promptly after the end of each Contract Quarter, we will prepare a statement of your Account Value, unless we cease to maintain individual Participant Accounts pursuant to 9.6.

Conformity with Law: Any benefit payable under the Contract shall not be less than the minimum benefit required by the insurance laws of the state in which the Contract is delivered. Language in the Contract referring to state or federal tax, securities, or other statutes or rules do not incorporate within the Contract any such statutes or rules.

Gender and Number: Whenever the context so requires, the plural includes the singular, the singular the plural, and the masculine the feminine.

Facility of Payment: If you or your contingent annuitant or beneficiary is legally incapable of giving a valid receipt for any payment, ifno guardian has been appointed, and if we receive a valid power of attorney for you or your contingent annuitant or beneficiary, we may pay the person or persons named in such power of attorney. We may also pay the Contractholder directly or as the Contractholder otherwise instructs. Any such payment fully discharges us to the extent of such payment.

Voting: We own all shares of a Mutual Fund, Portfolio, or other entity held in an Investment Account. We exercise the voting rights of such shares at all shareholder meetings on all matters requiring shareholder voting under the Investment Company Act of 1940 or other applicable laws. Our vote reflects instructions received from persons having the voting interest in the shares, as follows:

(a)

The Contractholder has the voting interest under the Contract. Unless otherwise required by applicable law, the number of shares of a Mutual Fund, Portfolio, or other entity for which the Contractholder may give voting instructions is determined by dividing the aggregate

GB1O-C(SV A)

(SBR)

Account Values in the affected Investment Account by the net asset value of the shares of the Mutual Fund, Portfolio, or other entity. Fractional votes are counted. Our determination is made as of the date used by the Mutual Fund, Portfolio, or other entity to determine shareholders eligible to vote.

(b)

We vote shares proportionally, to reflect the voting instructions we receive in a timely manner from the Contractholder and from all other contractholders. If no timely voting instructions are received from the Contractholder, we vote shares proportionally, to reflect the voting instructions we received in a timely manner for all other contracts.

To the extent permitted by applicable law, we may vote shares in our own right or may modify the above procedures to reflect changes in the law or its interpretation.

We will provide prospectuses and other reports as required by applicable federal law.

10.14 Acceptance of New Contributions: We may refuse to accept new Contributions at any time.

10.15 Our Annual Statement: No provision of the Contract controls, determines, or modifies any annual statement made by us to any insurance department, contractholder, regulatory body, or other person. Nor does anything in such annual statement control, determine, or modify the provisions of the Contract.

[10.16

Nonforfeitability and Nontransferability: Your entire Withdrawal Value ofthevested portion (as determined pursuant to the Code 403(b) Plan) of Code 403(b) funds is nonforfeitable at all times within the meaning of Code 403(b)(I)(C) and any Regulations issued thereunder. The Code 403(b) funds shall also be nontransferable within the meaning of Treasury Regulation 1.403(b)-3(a)(5). No sum payable under the Contract that is attributable to Code 403(b) funds with respect to you may be sold, assigned, discounted, or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person or entity other than us, other than pursuant to a qualified domestic relations order described in Code 414(p). In addition, to the extent permitted by law, no such sum shall in any way be subject to legal process requiring the payment of any claim against the payee.]

10.17 Notice of Annual Meeting of Members: By-law, Art II, Sec. 2: the regular annual meeting of the members of American United Mutual Insurance Holding Company shall be held at its principal place of business on [the third Thursday in February each year at ten o'clock A.M. local time] or at such other location, place, or time as may be designated by the Board of Directors. The election of directors shall be held at the annual meeting.

GBI0-C(SV A)

(SBR)

TABLE OF CONTRACT CHARGES

(1)

Participant Account Charge: We deduct a Participant Account Charge of up to $10 per Contract Quarter on the last day of each Contract Quarter from your Account for as long as your Account is in effect. Alternatively, we may bill this charge to the Contractholder. If the entire balance of your Account is applied or withdrawn before the last day of the Contract Quarter pursuant to the Contract, the Participant Account Charge attributable to the period oftime which has elapsed since the first day of the Contract Quarter in which such application or withdrawal of funds is made will not be deducted from the amount applied or withdrawn and will not be billed to the Contractholder.

(2)

Loan Initiation Fee: We assess a Loan Initiation Fee of up to $100 against your Account if a Plan loan withdrawal is requested under the Contract.

(3)

Loan Administration Fee: On the last day of each Contract Quarter, we deduct from your Account a Loan Administration Fee of up to $12.50 for each Plan loan of yours that remains outstanding on such day. Alternatively, we may bill this charge to the Contractholder if the Contractholder and we mutually agree. If your entire Account balance is applied or withdrawn before the last day of the Contract Quarter pursuant to the Contract, the Loan Administration Fee attributable to the period of time which has elapsed since the first day of the Contract Quarter in which such application or withdrawal of funds is made will not be deducted from the amount applied or withdrawn and will not be billed to the Contractholder.

(4)

Charge for Non-Electronic Transfers: We charge a service fee of up to $5 for non-electronic transfers between Investment Options, which will either be billed to the Contractholder or deducted from your Account.

(5)

Distribution Fee: We bill the Contractholder for a Distribution Fee of up to $40 if a withdrawal is made under the Contract in which your entire Account is distributed in a lump-sum. Alternatively, we may assess this Distribution Fee against your Account if permitted under applicable law, regulations, and rulings.

(6)

Contract Termination Individual Participant Check Fee: We bill the Contractholder for a fee of up to $100 if an individual check is prepared for you upon Contract termination. Alternatively, we may assess this fee against your Account if permitted under applicable law, regulations, and rulings.

(7)

Investment Advice Provider Fee : We bill the Contractholder for an Investment Advice Provider Fee in an amount separately agreed upon by the Contractholder and the third-party investment advice provider. Alternatively, we may assess this Investment Advice Provider Fee against your Account if you utilize the investment advice provider's services and if permitted under applicable law, regulations, and rulings. The entire fee collected by us will be forwarded to the investment advice provider. We do not retain any portion of this fee.

GBIO-C(SVA)

(SBR)

30



[TABLE OF GUARANTEED IMMEDIATE ANNUITIES

MONTHLY INCOME PER $1,000 OF ACCOUNT VALUE

10-YEAR CERTAIN ADJUSTED AGE LIFE ANNUITY AND LIFE ANNUITY

45 2.7498 2.7455 46 2.7986 2.7938 47 2.8498 2.8444 48 2.9036 2.8975 49 2.9602
2.9532 50 3.0197 3.0116 51 3.0823 3.0730 52 3.1483 3.1375 53 3.2178 3.2052 54
3.2913 3.2763 55 3.3690 3.3512 56 3.4511 3.4299 57 3.5381 3.5126 58 3.6301
3.5995 59 3.7273 3.6906 60 3.8300 3.7862 61 3.9387 3.8865 62 4.0536 3.9919 63
4.1751 4.1024 64 4.3037 4.2184 65 4.4397 4.3400 66 4.5837 4.4676 67 4.7365
4.6014 68 4.8992 4.7419 69 5.0735 4.8895 70 5.2610 5.0448 71 5.4635 5.2077 72
5.6823 5.3783 73 5.9180 5.5559 74 6.1718 5.7400 75 6.4456 5.9301

Adjusted Age = Actual Age at Settlement (in years and completed months) less the following number of months: [0.6 times (Birth Year - 1915)] rounded to the nearest integer.

Guaranteed purchase rates are 100% of the net single premium for the benefit provided based on 85% of the unprojected 1994 Group Annuity Reserving Table for females with interest at 1.5%.]

GB 1 O-C(SV A)

(SBR)

31